EX-2.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is entered into as of May 24, 2022, (this “Agreement”), by and between Suneetha Nandana Silva Sudusinghe (the “Seller”), and Scott Mcalister (the “Buyer”). Seller and Buyer are sometimes referred to hereinafter individually as the “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns 12,400,000 shares (the “Shares”) of the Common Stock and 5,000,000 Preferred Stock (the “Shares”), par value $0.001 per share (“Common Stock”), of Cannabis Suisse Corp., a Nevada corporation (the “Company”); and

WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.               Incorporation of Recitals. The provisions and recitals set forth above are hereby referred to and incorporated herein and made a part of this Agreement by reference.

2.        Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares and any rights attached thereto as of the date hereof (including any forward splits of stock or other dividends), for a total purchase price set forth on the signature page hereof, including related escrow and transaction fees, if any (the “Purchase Price”). On the Closing Date (as defined below), Buyer shall deliver the Purchase Price by wire transfer of immediately available funds to Seller.

3.        Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by May 10, 2022, or on such later date and time as the Parties may mutually agree upon (the “Closing Date”). On the Closing Date, Seller shall deliver to Buyer the documents and instruments set forth in Article V, Section (1)(a) (the “Closing Documents”).

4.        Payments at the Closing. On or before the Closing Date, all of the Company’s out- standing liabilities (collectively, the “Company Liabilities”) shall be fully paid and irrevocably discharged. Such payments shall be made utilizing cash on hand as of the Closing Date. Giving effect to these payments, the Parties hereby acknowledge and agree that the Company shall, on the Closing Date and as of the Closing, have no liabilities and no assets.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller hereby represents and warrants to Buyer that now and as of the Closing:

1.          Due Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification.

2.          Ownership; Due Authorization. Seller is the record and beneficial owner of the Shares and has sole power and authority over the disposition of the Shares. The Shares are free and clear of any liens, claims, encumbrances, and charges. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Seller except pursuant to this Agreement. Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder. This Agreement constitutes the valid and binding obligation of Seller. The execution, delivery and performance by Seller of this Agreement does not violate any contractual restriction contained in any agreement which binds or affects or purports to bind or affect Seller. Seller is not a party to any agreement, written or oral, creating rights in respect of any of the Shares in any third party or relating to the voting of the Shares. Seller is not a party to any outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Shares, and there are no restrictions of any kind on the transfer of any of the Shares other than (a) restrictions on transfer imposed by the Securities Act of 1933, as amended (the “Securities Act”) and (b) restrictions on transfer imposed by applicable state securities or “blue sky” laws. Seller acknowledges that Seller has been advised that Buyer or others may take various actions including actions which result in the Shares greatly increasing in value and that by executing this agreement, Seller expressly waives any and all right to participate in any way in any such increase in value of the Shares.

3.          No Conflicts or Defaults. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Articles of Incorporation or Bylaws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, whether written or oral, to which Seller or the Company is a party or by which Seller or the Company is bound (each, a “Contract”), or any judgment, order or decree, or any federal, state, local, foreign or other statute, law, ordinance, rule or regulation to which Seller or the Company is subject, (ii) result in the creation of, or give any party the right to create, any mortgage, security interest, lien, charge, easement, lease, sublease, covenant, option, claim, restriction or encumbrance or any other right or adverse interest (each, a “Lien”) upon any of the properties or assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any Contract to which Seller or the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, Seller or the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

4.          Capitalization. On the Closing Date, the authorized capital stock of the Company shall be as set forth in the latest SEC Documents (as defined below). All of the issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right of stockholders. None of the issued and outstanding shares, including the Shares, are not and will not be as of the Closing, subject to any preemptive, subscription right or other similar rights. There is no outstanding voting trust agreement or other Contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the Common Stock of the Company, nor has the Company, or any of its agents orally agreed to issue any of the foregoing. There are no declared or accrued unpaid dividends with respect to any shares of the Company’s Common Stock. There are no agreements, written or oral, between the Company and any of its stockholders or among any stockholders relating to the acquisition (including without limitation rights of first refusal, preemptive rights or other similar rights), or disposition, or registration under the Securities Act or voting of the capital stock of the Company. There are no outstanding shares of Common Stock that are subject to vesting. The Company has no capital stock other than the Common Stock authorized, issued or outstanding.

5.	Financial Statements.

(a)                               SEC Documents. Seller hereby makes reference to the documents filed by the Company with (i) the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website (collectively, the “SEC Documents”) and (ii) the OTC Markets Group (the “OTC”), as posted on the OTC’s website, (the “OTC Documents”). The SEC Documents and OTC Documents constitute all of the documents and reports that the Company was required to file with the SEC or OTC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder by the SEC, and the rules and regulations of the OTC, in each case, as of the date hereof. The financial statements included in the SEC Documents and OTC Documents (all such statements being referred to collectively as the “Financial Statements”), together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated. The books of account and other financial records of the Company have been maintained in accordance with applicable legal and account requirements and the Financial Statements are consistent with such books and records.

(b)                               Seller will promptly provide to the Company and the Buyer all financial statements and/or financial result information reasonably requested for the period beginning on the first day of the current fiscal quarter, and ending on the date hereof, for no additional consideration, that are necessary for the Company to prepare the quarterly disclosures for the current fiscal year and the current fiscal quarter.

(c)                               Since the date of the latest Financial Statements, except as set forth herein, there has been no material adverse change in the condition, financial or otherwise, net worth, prospects or results of operations of the Company, and:

(i)             the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

(ii)            the Company has not entered into any Contract (or series of related contracts;

(iii)         no party (including the Company) has accelerated, terminated, modified or canceled any Contract to which the Company is a party or by which the Company or its assets are bound;

(iv)             the Company has not made any capital expenditure (or series of related capital expenditures) of whatever nature;

(v)               the Company has not made any capital investments in, any loans to, or any acquisitions of the securities or assets of any other person (or a series of related capital investments, loans and acquisitions);

(vi)             declared or paid any dividends or made any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock;

(vii)           redeemed or otherwise acquired any shares of its capital stock (except upon the exercise of outstanding options) or any option, warrant or right relating thereto;

(viii)        the Company has not issued any notes, bonds or other debt securities, or created, incurred, assumed or guaranteed any Liens, liabilities, obligations or indebtedness for borrowed money or capitalized lease obligation;

(ix)             the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) or material indebtedness;

(x)               the Company has not made any loans to, or entered into any other transactions with, any of its directors, officers, or employees;

(xi)	the Company has not hired any employees or consultants; and

(xii)	the Company has not committed to do any of the foregoing.

6.               Further Financial Matters. The Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or con- tingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under U.S. generally accepted accounting principles, and which are not reflected in the Financial Statements.

7.	Indebtedness; Contracts; No Defaults; Liabilities.

(a)                                The Company has no covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, or any other obligation of any kind whatsoever in respect of any amount of indebtedness, whether written or oral, to which the Company is a party.

(b)                               Neither the Company, nor, to Seller’s knowledge, any other person or entity, is in breach of, or in default under any Contract to which the Company is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a breach or default by the Company or, to the knowledge of Seller, any other person or entity. The Company has not received any notice of default under any Contract to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

(c)                               Other than the Company Liabilities set forth on the Financial Statements, which shall be paid off immediately prior to or upon the Closing, the Company has no liabilities. Those creditors listed on Notes to the Financial Statements are the only individuals or entities with any claims against the Company. Other than as set forth on the Financial Statements, the Company does not have any obligations or liabilities of any nature (matured or unmatured, fixed or contingent).

8.         Compliance with Laws; SEC Filings:

(a)	Compliance with Laws. Each Existing Entity, Management Entity and Subsidiary has conducted their respective businesses and maintained their properties in compliance with all applicable Laws including the United States Securities and Exchange Commission (“SEC”) except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Principals has any Knowledge of, or has been informed in writing of, any continuing violation of the laws, rules and regulations promulgated by the SEC or any Laws relating to the conduct of the business of such Existing Entity, Existing Management Entity and/or Subsidiary or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)	SEC Filings. Each Existing Entity, Management Entity and Subsidiary (as applicable) has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, the “SEC Documents”). None of contain an untrue statement or omitted to state a material fact required to be stated therein or necessary in order to make the therein, except to the extent corrected by filed SEC Document.

9.          Filings. None of the filings made by the Company under the Exchange Act or the Securities Act or rules and regulations of the OTC contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

10.      Fees. No brokerage or finder’s fees or commissions are or will be payable by Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement. Buyer shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section 2.9 that may be due in connection with the transactions contemplated by the Agreement.

11.      Representations and Warranties. The representations and warranties of Seller included in this Agreement are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading, under the circumstance under which they were made and shall survive after the Closing as set forth herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that now and as of the Closing:

1.              Authority Relative to this Agreement. Buyer has the requisite power and authority to enter into this Agreement and carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.          Buyer Representation Regarding the Shares. Buyer understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and Buyer is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling the Shares or any part thereof, has no present intention of distributing any of the Shares and has no arrangement or understanding with any other persons regarding the distribution of the Shares (this representation and warranty not limiting Buyer’s right to sell the Shares pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Buyer is acquiring the Shares hereunder in the ordinary course of its business. Buyer does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

3.          Buyer Status. At the time Buyer receives any of the Shares, Buyer will be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

4.          Experience of Buyer. Buyer, either alone or together with its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Buyer is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

5.          General Solicitation. Buyer is not receiving the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICL IV

COVENANTS

1.          Resignation and Appointment of the Company’s Officers and Directors. Seller shall cause the Company’s officers and directors to resign and be duly replaced by Buyer’s designees, effective as of the Closing Date.

2.          Cooperation and Exchange of Information with regard to SEC Filings. Seller shall provide Buyer with such cooperation and information as Buyer reasonably may request of Seller in filing any document with the SEC or the Financial Industry Regulatory Authority, Inc. on behalf of the Company relating to any period occurring on or prior to the Closing Date, including any schedule or attachment thereto, and including any amendment.

3.          Cooperation and Exchange of Information with regard to Taxes. Seller shall provide Buyer with such cooperation and information as Buyer reasonably may request of Seller in filing any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Return”) of the Company and in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller shall deliver all Tax Returns, schedules and work papers, records and other documents in its pos- session relating to Tax matters of the Company for any taxable period beginning before the Closing Date to Buyer.

4.          No Inconsistent Action. Neither Seller nor Buyer will take any action which is inconsistent with their respective obligations under this Agreement.

5.          Release. In consideration of the execution, delivery and performance of this Agreement by Buyer, Seller hereby gives the following general release effective as of the Closing:

(a)      Seller, on its own behalf and on behalf of its successors and assigns, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges Buyer, the Company and their respective subsidiaries and affiliates (collectively, the “Released Parties”), to the fullest extent permitted by applicable law, from any and all losses of every type, kind, nature, description or character, whether known or unknown, liquidated or unliquidated, that Seller has, owns or holds, or claims to have, own or hold, or may have, own or hold, in each case, arising from the beginning of time through the Closing Date with respect to any matter involving the equity securities of the Company (including the Purchased Interests), the Company or their respective businesses arising on prior to the Closing (collectively, but subject to the immediately following proviso, “Released Claims”); provided, however, that nothing in this Section 5(a) shall constitute a release or waiver of any claim or right of Seller under or relating to this Agreement or any other agreement or certificate executed in connection with the transactions contemplated by this Agreement. Seller represents that it has not assigned or transferred or purported to have assigned or transferred to any person any Released Claims;

(b)        Seller is aware that it may hereafter discover claims or facts in addition to or different from those Seller now knows or believes to exist, which if Seller had known, may have affected Seller’s decision to execute this Agreement; however, Seller hereby settles and releases all of the Released Claims which Seller had, has or may have against the Released Parties including arising out of such additional or different facts; and

(c)        Seller represents and agrees that Seller (i) has not filed with any governmental or regulatory body or any other person any Legal Proceeding against any of the Released Parties involving any Released Claims and (ii) shall not do so at any time hereafter.

ARTICLE V

DELIVERIES & CONDITIONS

1.          Items to be delivered to Buyer at the Closing by Seller. Buyer’s obligation to purchase the Shares hereunder is conditioned on the following closing conditions and deliveries:

(a)	Delivery by Seller of the following:

(i)	A duly executed copy of this Agreement;

(ii)               Stock transfer powers attached thereto (the “Share Certificate”), together with copies of stock purchase agreements, subscription agreements or other documents or instruments by which the Shares were acquired by Seller from the Company, together with cancelled checks, wire transfer records or other evidence of payment of the purchase price therefore;

(iii)	An IRS Form W-9 or W-8, as applicable;

(iv)             All minutes and resolutions of the Board of Directors of the Company and of the stockholders (and meetings of stockholders) in possession of the Company;

(v)               A shareholders list of the Company, listing the names of record, addresses and number of shares held as of the Closing Date, certified by the Company’s transfer agent and dated no earlier than three (3) calendar days prior to the Closing Date;

(vi)             All books and records of the Company; all financial books, records and statements of the Company, and all Tax Returns, schedules and work papers, records and other documents relating to the Tax matters of the Company;

(vii)           a statement from the Company, signed by an authorized officer of the Company, that the Company is not, and has not been, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such statement in form and substance conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), and a notice of such statement to be delivered by Buyer to the IRS on behalf of the Company in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(viii)        Letters of resignation and general release from each of the Company’s cur- rent officers and directors to be effective upon the Closing and confirming that they have no claim against the Company in respect of any outstanding remuneration or fees of whatever nature;

(ix)             Evidence of the spin-off of all subsidiaries in form and content reasonably satisfactory to Buyer; and

(x)               Any other document reasonably requested by Buyer that Buyer deems necessary for the consummation of this transaction.

(b)                               Buyers’ designees for the officer and director positions of the Company shall have been duly appointed; and

(c)                               The representations and warranties of Seller set forth in Article 2 of this Agreement shall be true and correct in all material respects.

2.          Items to be delivered at the Closing by Buyer. Seller’s obligations to sell the Shares hereunder is conditioned on the following closing conditions and deliveries by Buyer:

(a)	A duly executed copy of this Agreement;

(b)	The Purchase Price; and

(c)                               Any other document reasonably requested by Seller that he deems necessary for the consummation of this transaction.

ARTICLE VI

INDEMNIFICATION

1.       Indemnification.

(a)                               Obligation of Seller to Indemnify. Seller shall indemnify, defend and hold harmless Buyer and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) and the Company from and against all losses, liabilities, dam ages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Seller contained in this Agreement or (ii) breach by Seller of any covenant or agreement contained in this Agreement.

(b)                               Notice and Opportunity to Defend. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section 6.1(a) (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(c)                                The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, govern- mental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

ARTICLE VII

MISCELLANEOUS

1.          Survival of Representations, Warranties and Agreements. All representations, warranties and statements made by a Party in this Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date. Each of the Parties is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other Party or any other person other than as specifically set forth herein.

2.          Further Assurances. If, at any time after the Closing, any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to complete the trans- actions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the Parties, the Parties agree to execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement.

3.          Entire Agreement. This Agreement, and Exhibits hereto and any instruments and agreements to be executed pursuant to this Agreement, set forth the entire understanding of the Parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the Parties. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

4.          Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by Seller except with the prior written consent of Buyer. This Agreement and all of the obligations of Seller may be as- signed by Buyer without the prior notice to Seller or written consent of Seller and upon assignment, all of the rights and obligations of Buyer shall be the rights and obligations of Buyer’s designated assignee.

5.          Amendment and Modification, Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.          Governing Law; Waiver of Jury Trial. Any and all matters in dispute between the Parties, whether arising from or relating to the Agreement itself, or arising from alleged extra- contractual facts prior to, during, or subsequent to the Agreement, including, without limitation, fraud, misrepresentation, negligence or any other alleged tort or violation of the contract, shall be governed by, construed, and enforced in accordance with the laws of the State of Florida, regardless of the legal theory upon which such matter is asserted. Each Party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of any and all such matters in dispute;

7.          Consent to Jurisdiction; Services of Process and Venue. WHILE THE PARTIES HAVE AGREED TO ARBITRATION, IF THE PARTIES DO NOT ARBITRATE, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY INSTRU- MENT OR AGREEMENT TO BE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT IN THE STATE COURTS OF THE STATE OF FLORIDA IN THE COUNTY OF MIAMI, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. SELLER HEREBY IRREVOCABLY WAIVES PERSONAL SER- VICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA (I) OVERNIGHT DE- LIVERY VIA REPUTABLE NATIONAL OR INTERNATIONAL OVERNIGHT COURIER SERVICE, OR (II) FIRST CLASS CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES AS SET FORTH IN THE SIGNATUE PAGES BELOW, AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. SELLER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MAN- NER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF BUYER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST SELLER IN ANY OTHER JURISDICTION WHICH SELLER SHALL BE FOUND. SELLER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JU- RISDICTION OR VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT SELLER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SELLER HEREBY IRREVOCA- BLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS.

8.          Attorneys’ Fees. In the event that any dispute between the Parties should result in arbitration or litigation, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law.

9.          Severability. If any term or provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.      Confidentiality; Public Disclosure. Except as otherwise required by law, stock ex- change, listing agency or similar body, each of the Parties hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement shall be treated as confidential and not be disclosed to third parties who are not agents of one of the Parties.

11.      Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other remedies at law would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by any Party of any of its covenants or obligations set forth in this Agreement, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy that may be available at law or in equity. The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

12.      Separate Counsel. The Parties agree that they have been represented by separate counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

13.      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms hereof and deliver them in person to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

[Remainder of page left blank intentionally. Signatures page follows.]

IN WITNESS WHEREOF, each of the Parties has executed this Securities Purchase Agreement as of the date first set forth above.

SELLER:

Name of Seller:

Suneetha Nandana Silva Sudusinghe

Address:

Galle road 93, Moragalla, Beruwala,

Sri Lanka

Number of Shares: 12,400,000 Common Stock, 5,000,000 Preferred Stock

Purchase Price: US$ 450,000.00

(Signature) /s/ Suneetha Nandana Silva Sudusinghe

Name: Suneetha Nandana Silva Sudusinghe

Title: CEO, Pres., CFO, Chief Accounting Officer, Treasurer & Director

Dated: May 24, 2022

BUYER:

Name of Buyer:

Scott Mcalister

Address:

4530-15 St. Johns Ave, #406

Jacksonville, FL 32210

Number of Shares: 12,400,000 Common Stock, 5,000,000 Preferred Stock

Purchase Price: US$ 450,000.00

(Signature) /s/ Scott Mcalister

Name: Scott Mcalister

Dated: May 24, 2022